EXHIBIT 99.1 MEMBER NEWS DATED DECEMBER 28, 2007

Member News: December 28, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Re: Important Announcement Regarding Excess Stock Pool

Dear Seattle Bank Members,

In December 2006, the Seattle Bank implemented a number of changes to its Capital Plan, designed to facilitate continued growth of its advance portfolio and to offer Seattle Bank members greater borrowing and investment flexibility. The changes included two key provisions:

  Use of the Seattle Bank's excess stock pool to support new borrowings by members that had fully utilized their Seattle Bank stock
  Creation of a new Class A stock with a six-month redemption period

Both the excess stock pool and Class A stock have proven to be valuable resources for our members, helping to support unprecedented advance demand during the second half of 2007. As of September 30, 2007, approximately $281.4 million in Class A stock supported more than $7.0 billion in advances, and approximately $142.2 million of the excess stock pool supported $3.6 billion in advances.

The continued growth in advances throughout 2007 has not only increased the Seattle Bank's income, but also substantially reduced our excess stock.

To ensure that members with remaining excess stock will be able to use their stock to support new borrowings, the Seattle Bank has decided to suspend the use of the excess stock pool effective December 31, 2007. This change will apply to new or renewing advances. However, members currently using the excess stock pool to capitalize overnight Cash Management Advances will have until Friday, January 4, 2008, to either repay the advances or purchase stock to capitalize the advances. Outstanding advances supported by the excess stock pool will continue to be supported by the pool until their maturity dates.

The Seattle Bank maintains the ability to re-open the excess stock pool if appropriate. In any case, however, the excess stock pool will expire on October 1, 2008, unless the bank's Board of Directors and the Federal Housing Finance Board approve an extension.

Seattle Bank members can continue to purchase Class A or Class B stock in support of new or renewing advances. Class A stock, which is redeemable on six-month's written notice to the Seattle Bank, is a particularly flexible option. In addition, Class A stock earned quarterly dividends ranging from $1.28 to $1.31 per share during the first three quarters in 2007.

As a financial cooperative, the Seattle Bank is committed to providing liquidity, funding, and a variety of related services to all of its members. Our ability to respond to your liquidity and other funding needs-even in times of constrained industry liquidity-underscores the strength of the Federal Home Loan Bank System and the value of your Seattle Bank membership. At the same time, your increasing use of our financial products and services helps to increase the profitability of our cooperative.

We encourage you to contact your Seattle Bank relationship manager with any questions regarding your stock funding options. We appreciate your business and thank you for your ongoing support of the Seattle Bank.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and Chief Executive Officer

This Member News contains forward-looking statements that are subject to risk and uncertainty. These forward-looking statements may contain terms such as "will," "believe," "expect," "intend," "may," "could," "should," and "anticipate", and similar terms, and describe our expectations regarding future events and developments. Future events are difficult to predict, and actual events, actions, or results may differ from those we currently anticipate. Please see our public filings with the SEC for a discussion of the risks and uncertainties relating to the Seattle Bank. Any forward-looking statements made in this Member News speak only as of the date hereof, and we do not undertake to update any such statements.